Exhibit 10.3
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

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In the Matter of	)	Order No.: NE-11-05
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)
CARVER FEDERAL SAVINGS BANK	)	Effective Date: February 7, 2011
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New York, New York	)
OTS Docket No. 05273)
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ORDER TO CEASE AND DESIST
WHEREAS, Carver Federal Savings Bank, New York, New York, OTS Docket No. 05273 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Northeast Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.
Carver Federal Savings Bank
Order to Cease and Desist

NOW, THEREFORE, IT IS ORDERED that:
Cease and Desist.
1. The Association, its institution-affiliated parties,1 and its successors and assigns, shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting the unsafe or unsound banking practices that resulted in:
(a) operating the Association with an inadequate level of capital protection for the volume, type, and quality of assets held by the Association;
(b) operating the Association with an excessive level of adversely classified assets; and
(c) operating the Association with inadequate earnings to augment capital.
2. The Association, its institution-affiliated parties, and its successors and assigns, shall also cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting violations of the following regulations:
(a) 12 C.F.R. § 560.160 (requiring evaluation and accurate classification of assets); and
(b) 12 C.F.R. §§562.1(b); 562.2 and 563.180(a) (requiring accurate regulatory reports).

[1]	The term “institution-affiliated party” is defined at 12 U.S.C. § 1813(u).
Carver Federal Savings Bank
Order to Cease and Desist

Capital.
3. By April 30, 2011, the Association shall have and maintain a Tier 1 (Core) Capital Ratio equal to or greater than nine percent (9%) and a Total Risk-Based Capital Ratio equal to or greater than thirteen percent (13%).2
4. By February 2, 2011, the Association shall submit a written plan to achieve and maintain the Association’s capital at the levels prescribed in Paragraph 3 (Capital Plan) that is acceptable to the Regional Director. The Capital Plan shall detail the Association’s capital preservation and enhancement strategies with specific narrative goals.
5. Upon receipt of written notification from the Regional Director that the Capital Plan is acceptable, the Association shall adopt, implement, and adhere to the Capital Plan. A copy of the Capital Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.
6. The Association shall submit a written Contingency Plan that is acceptable to the Regional Director, within fifteen (15) days after: (a) the Association fails to meet the capital requirements prescribed in Paragraph 3; (b) the Association fails to comply with the Capital Plan prescribed in Paragraph 4; or (c) any written request from the Regional Director.
7. The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of the date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with, or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary dissolution by filing an appropriate application with the OTS in conformity with applicable laws, regulations, and regulatory guidance.

[2]	The requirement in Paragraph 3 to have and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b)(l)(iv).
Carver Federal Savings Bank
Order to Cease and Desist

8. Upon receipt of written notification from the Regional Director, the Association immediately shall implement and adhere to the Contingency Plan. The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each month following implementation of the Contingency Plan.
Concentrations of Assets.
9. Within thirty (30) days, the Association shall revise, and thereafter implement and adhere to, its written program for identifying, monitoring, and controlling risks associated with concentrations of assets (Assets Concentration Program) to address the corrective actions set forth in the April 26, 2010 Report of Examination (2010 ROE) relating to concentrations of assets. The Assets Concentration Program shall comply with all applicable laws, regulations and regulatory guidance. The Board’s review of the Assets Concentration Program shall be documented in the Board meeting minutes.
10. Within sixty (60) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review the appropriateness of the Association’s concentration limits given current conditions and the Association’s compliance with its Assets Concentration Program. The Board’s review of the Assets Concentration Program shall be documented in the Board meeting minutes.
Carver Federal Savings Bank
Order to Cease and Desist

Restrictions on Lending.
11. Effective immediately, the Association shall not originate or purchase, refinance, extend, or otherwise modify any commercial real estate loan (CRE Loan)3 without the prior written non-objection of the Regional Director. A request for non-objection must be received by OTS at least fifteen (15) days before a response is needed.
12. Notwithstanding the restriction at Paragraph 11 above, the Association may refinance, modify, or extend any existing CRE Loan where (i) refinancing by a third party is not reasonably feasible, (ii) no new funds are advanced by the Association, and (iii) the Association improves the credit quality and collectability of the loan through receipt of a material principal pay-down, new guarantees, or new collateral and fully documents and supports the improved credit quality and collectability of the loan in the loan file. If the Association cannot obtain a material principal pay-down, new guarantees, or new collateral to support the refinance, modification, or extension, then the Association, at a minimum, must document at the time of loan maturity that the existing borrower has demonstrated the ability to make timely payments on the loan and on other debts.
Internal Asset Review and Classification.
13. Within thirty (30) days, the Association shall revise, and thereafter implement and adhere to, its written internal asset review (IAR) and classification program (IAR Program) to address all corrective actions set forth in the 2010 ROE relating to internal asset review and classification and to comply with all applicable laws, regulations and regulatory guidance. At a minimum, the IAR Program revisions shall include:
(a) consolidation of all existing IAR guidance into one stand-alone policy;
(b) clear identification of who is responsible for performing the IAR and loan grading process and how it will be conducted;

[3]	The term “Commercial Real Estate Loan” includes: (a) Acquisition, Development, Construction or Land Loans; (b) Multifamily (5 or more) Loans; and (c) Nonresidential Real Estate Loans, except for loans secured by owner-occupied nonfarm nonresidential properties where the primary or significant source of repayment is the cash flow from ongoing operations and activities conducted by the party, or affiliate of the party, who owns the property.
Carver Federal Savings Bank
Order to Cease and Desist

(c) procedures designed to ensure that the IAR function is implemented independent of the lending function; and
(d) procedures requiring a written presentation to, and Board approval of, any instances where management rejects or proposes different asset classifications or designations than those recommended by personnel performing the IAR.
Problem Assets.
14. By March 31, 2011, the Association shall develop, and thereafter implement and adhere to, a detailed, written plan with specific strategies, targets and timeframes to reduce4 the Association’s level of problem assets5 (Problem Asset Reduction Plan). The Problem Asset Reduction Plan, at a minimum, shall include:
(a) quarterly targets for the level of problem assets as a percentage of Tier 1 (Core) capital plus ALLL;
(b) a description of the methods for reducing the Association’s level of problem assets to the established targets; and
(c) all relevant assumptions and projections.
The Board’s review of the Problem Asset Reduction Plan shall be documented in the Board meeting minutes.

[4]	For purposes of this Paragraph, “reduce” means to collect, sell, charge off, or improve the quality of an asset sufficient to warrant its removal from adverse criticism or classification.

[5]	The term “problem assets” shall include all: (i) classified assets, (ii) assets designated special mention, and (iii) nonperforming assets.
Carver Federal Savings Bank
Order to Cease and Desist

15. Within forty-five (45) days, the Association shall develop individual written specific workout plans for each problem asset of Five Hundred Thousand Dollars ($500,000) or greater (Asset Workout Plans). Thereafter, the Association shall immediately develop Asset Workout Plans for any newly identified problem asset. The Asset Workout Plans shall comply with all applicable laws, regulations and regulatory guidance.
16. Within sixty (60) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Association shall submit a quarterly written asset status report (Quarterly Asset Report) to the Board. The Board’s review of the Quarterly Asset Report shall be documented in the Board meeting minutes. The Quarterly Asset Report shall include, at a minimum:
(a) the current status of all Asset Workout Plans;
(b) a comparison of problem assets to Tier 1 (Core) capital plus ALLL and Total Risk-Based capital;
(c) a comparison of problem assets at the current quarter end with the preceding quarter;
(d) a breakdown of problem assets by type and risk factor (e.g. Acquisition, Development, Construction and Land Loans, Multifamily Loans and Nonresidential Real Estate Loans);
(e) an assessment of the Association’s compliance with the Problem Asset Reduction Plan;
(f) a discussion of the actions taken during the preceding quarter to reduce the Association’s level of problem assets; and
(g) any recommended revisions or updates to the Problem Asset Reduction Plan.
Carver Federal Savings Bank
Order to Cease and Desist

17. Within sixty-five (65) days after the end of each quarter, a copy of the Quarterly Asset Report shall be provided to the Regional Director.
Financial Reporting.
18. Effective immediately, the Association shall ensure that its financial reports and statements are timely and accurately prepared and filed in compliance with applicable laws, regulations, and regulatory guidance including, but not limited to, 12 C.F.R. Part 562 and the Thrift Financial Report (TFR) instructions.
19. Within thirty (30) days, the Association’s internal audit function shall: (a) perform a special review of the Association’s information and data gathering system surrounding the preparation of TFR’s, with a particular focus on the reporting deficiencies identified in the 2010 ROE, and (b) prepare and present to the Board a report summarizing its findings, together with recommended corrective actions to address identified deficiencies.
20. Beginning with its independent audit for the fiscal year ending March 31, 2011, and for each successive fiscal year end, the Association shall comply with the requirements of: (i) 12 C.F.R. § 363.2(b)(3) (component of management report requiring assessment and statement of internal control structure and procedures) and (ii) 12 C.F.R. § 363.3(b) (examination attestation, and report separately on the assertion of management concerning the effectiveness of the institution’s internal control structure and procedures for financial reporting) as if its total assets exceeded $1 billion. The Association shall specify, as part of the audit engagement letter, that the independent auditors will provide such services as part of the independent audit report.
Carver Federal Savings Bank
Order to Cease and Desist

Growth.
21. Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.
Dividends and Other Capital Distributions.
22. Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance. The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.
Brokered Deposits.
23. Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b). The Association shall provide to the Regional Director a copy of any waiver request submitted to the Federal Deposit Insurance Corporation (FDIC).
Transactions with Affiliates.
24. Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.
Carver Federal Savings Bank
Order to Cease and Desist

Third Party Contracts.
25. Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association6 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.
Directorate and Management Changes.
26. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers7 set forth in 12 C.F.R. Part 563, Subpart H.
Golden Parachute Payments.
27. Effective immediately, the Association shall not make any golden parachute payment8 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359.

[6]	A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.

[7]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

[8]	The term “golden parachute payment” is defined at 12 C.F.R. § 359. l(f).
Carver Federal Savings Bank
Order to Cease and Desist

Employment Contracts and Compensation Arrangements.
28. Effective immediately, the Association shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.
Board Oversight of Compliance with Order.
29. Effective immediately, the Board shall monitor and coordinate the Association’s compliance with the provisions of this Order and the completion of all corrective actions required in the 2010 ROE. The Board shall review and adopt all plans, policies and procedures required by this Order prior to submission to the OTS.
30. Within fifty-five (55) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Association shall prepare a written compliance progress report for the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:
(a) separately list each corrective action required by this Order and the 2010 ROE;
(b) identify the required or anticipated completion date for each corrective action; and
(c) discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.
Carver Federal Savings Bank
Order to Cease and Desist

31. Within sixty (60) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review the Compliance Tracking Report and all reports required to be prepared by this Order. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board. A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within five (5) days after the Board meeting.
32. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Order.
Violations of Law.
33. Within sixty (60) days, the Association shall ensure that all violations of law and/or regulation discussed in the 2010 ROE are corrected and that adequate policies, procedures and systems are established or revised and thereafter implemented to prevent future violations.
Effective Date, Incorporation of Stipulation.
34. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration.
35. This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
36. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
37. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Carver Federal Savings Bank
Order to Cease and Desist

Submissions and Notices.
38. All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
39. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)	To the OTS: Michael E. Finn, Regional Director Office of Thrift Supervision Harborside Financial Center Plaza Five Suite 1600 Jersey City, New Jersey 07311

(b)	To the Association: Deborah C. Wright, Chairman of the Board Carver Federal Savings Bank 75 West 125th Street New York, New York 10027-4512
No Violations Authorized.
40. Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION
By:	/s/
Michael E. Finn
Regional Director, Northeast Region Date: See Effective Date on page 1
Carver Federal Savings Bank
Order to Cease and Desist